Exhibit 99.2

Transaction Overview

Envision Healthcare Corporation (“Envision” or the “Company”) is a leading provider of physician-led, outsourced medical services in the U.S. with more than 35,000 employees and affiliated clinicians. The Company markets its services on a stand-alone, multi-service and integrated basis, primarily under its EmCare Holdings, Inc. (“EmCare”), American Medical Response, Inc. (“AMR”) and Evolution Health, LLC (“Evolution Health”) brands. For the twelve months ended September 30, 2015, the Company generated net revenues and Adjusted EBITDA of $5.1 billion and $591 million, respectively.

On July 30, 2015, Envision announced it had entered into a definitive agreement to acquire Rural/Metro Corporation (“Rural/Metro”), through its medical transportation segment (AMR) for approximately $620 million in cash. The purchase price represents a multiple of approximately 11x LTM 9/30/2015 Pro Forma Adjusted EBITDA of $58 million (excluding synergies).

•                  Rural/Metro is a leading medical transportation operator and offers emergency and non-emergency medical transportation services, fire protection and other safety-related services in nearly 700 communities in 21 states from coast to coast

•                  For the LTM period ended 9/30/2015, Rural/Metro generated net revenues and Pro Forma Adjusted EBITDA of $598 million and $58 million, respectively

•                  The proposed transaction will create one of the leading outsourced healthcare transportation services company in the U.S. with substantial organic growth and business development capabilities

•                  Expected annual run-rate cost synergies of $25 – 28 million to be fully implemented by 2017 ($13 million of which is included in LTM Adjusted EBITDA)

The Company is seeking to raise a $750 million Term Loan B-2 Facility. Proceeds will be used to fund the proposed Rural/Metro acquisition, repay outstanding ABL Revolver borrowings and pay related fees and expenses

•                  Pro forma net secured and total net leverage of 3.0x and 4.2x, respectively, based on Combined LTM 9/30/2015 Adjusted EBITDA of $662 million (including ~$13 million of anticipated synergies)

The Company has retained Barclays, Goldman Sachs, Bank of America, Deutsche Bank and J.P. Morgan to act as Joint Lead Arrangers and Joint Bookrunners and Wells Fargo, Fifth Third and UBS to act as Co-Managers.

Transaction Rationale

The acquisition of Rural/Metro enhances Envision’s mobile integrated healthcare delivery capability, a key component of its care coordination model amongst its pre-hospital, acute care and post-acute care services. As healthcare services models shift toward a more coordinated approach, the role of the medical transportation clinicians takes on greater strategic significance. With Envision’s advanced mobile delivery model, the practice of paramedics and emergency medical technicians (“EMTs”) is being expanded beyond the traditional role of providing pre-hospital stabilization and transport to healthcare facilities. As part of Envision’s team-based approach, the Company applies clinical training in ways that improve the patient experience at numerous sites, including post-acute settings. These trained paramedics are integral contributors to improving outcomes.

•                  Combined company will have substantial organic growth and business development capabilities:  Rural/Metro enhances Envision’s ability to more effectively manage patients across the continuum of care and positions Envision to participate in new healthcare initiatives, including the Bundled Payments Care Initiative (“BPCI”). Additionally, Envision will be able to leverage its existing operating infrastructure, leading to the potential for significant operating efficiencies

•                  Provides AMR with a complementary geographic footprint and medical transportation services: Rural/Metro adds an extensive network, currently providing services to approximately 700 communities in 21 states

•                  Financially attractive with operational synergies: The transaction is expected to be accretive to Envision’s adjusted earnings per share after closing. Rural/Metro is expected to generate approximately $590 million in revenue in 2015 with approximately 10% Adjusted EBITDA margins (including synergies). Envision estimates that it will realize $25 – 28 million in run-rate cost synergies to be implemented by 2017. The combined business, post-synergies, is expected to have a higher operating margin

Rural/Metro Overview

Rural/Metro is a leading provider of emergency and non-emergency ambulance services in the U.S. These services are provided under contracts with governmental entities, hospitals, nursing homes and other healthcare facilities.  Rural/Metro also provides fire protection services on a subscription fee or master contract basis to residential and commercial property owners under long-term contracts. These services consist primarily of fire suppression, fire prevention and first responder medical care. Rural/Metro provides services to approximately 700 communities across 21 states, with its headquarters located in Arizona. Rural/Metro has nearly 100 exclusive contracts to provide 911 emergency services, as well as thousands of non-emergency transportation service arrangements. It also holds 11 specialty fire contracts and approximately 120,000 community fire subscriptions.

Customers

Rural/Metro is the exclusive provider of 911 emergency ambulance services to some of the largest metropolitan and suburban communities in the nation, including Santa Clara County in northern California, San Diego, Denver, Atlanta, Seattle and Phoenix. Services are provided to patients that require ambulance transportation on a non-emergency basis for medically necessary, prescheduled transfers between hospitals and other healthcare facilities.  A full spectrum of options is provided in accordance with the patient’s conditions and specific needs, from basic and advanced life support care to critical care and neonatal transportation services. Rural/Metro has contracts with more than 800 hospitals and other healthcare facilities as their preferred provider of non-emergency interfaculty ambulance services. The ambulance standby services are provided under long-term contracts with major professional and amateur sporting events nationwide such as football, baseball, basketball and hockey. Rural/Metro also contracts its ambulance standby services for a variety of one-day or multi-day events, including state fairs, concerts, marathons and gold tournaments.

Fire services operate under a subscription model to individual homeowners and commercial property owners in unincorporated suburbs. These areas are not included within municipal fire department boundaries. Additionally, in certain unincorporated communities, Rural/Metro contracts directly with cities, towns and fire districts under master fire contracts to provide a full complement of fire protection, prevention and emergency medical services. Additional customers include airports and industrial sites, such as manufacturing plants and oil refineries. Rural/Metro provides fire services to some of the largest industrial customers in the nation, including FedEx, Citgo, Alcoa, the Port Columbus Airport in Ohio and Sikorsky Helicopters.

Contracts

As of March 2015, Rural/Metro had nearly 100 exclusive contracts to provide 911 emergency ambulance services and thousands of non-emergency transportation service arrangements. There are an estimated 1,550 ambulances in the fleet to service contracts. Rural/Metro also has 11 specialty fire contracts and 120,000 community fire subscriptions that are serviced with 110 fire fighting vehicles in the fleet. The average service length for the largest contracts is ~14 years, which highlights the stability in the quality of services. In addition, ~45% of revenue earned in the top 20 contracts has been in place for 10 years or longer.

Payments

Rural/Metro seeks payments from the appropriate pay services, including Medicare, Medicaid, commercial insurance and private payors. Uncompensated care write-offs fall into four categories (1) denials for uncovered services by commercial insurers; (2) unpaid co-pays and deductibles under Medicare and commercial insurance programs; (3) denials for medical necessity by Medicare and Medicaid; and (4) write-offs related to patients who are uninsured or otherwise have no ability to pay.

As of August 1, 2014, Rural/Metro fully implemented a new billing system and transitioned billing and collections functions from being conducted by in-house employees, to being outsourced by two third-party companies. As is typical with a bulling system conversion, the backlog of transport services provided but not yet bulled to payers increased during 2014 beginning in August. Due to difficulties encountered in implementing the new billing system, outsourcing to third parties and consolidating billing offices, Rural/Metro encountered cash collecting delays including invoicing payors, following up with payors on denial claims, correspondence and following up on other normal course accounts receivable activities.

Bankruptcy

Rural/Metro filed voluntary petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code in August 2013. The bankruptcy was caused by a number of factors including high leverage, aggressive contract bidding and revenue recognition issues. Rural/Metro’s accounting systems did not have the ability to propertly account for changes in payor mix and associated different payor levels resulting in a disconnect between booked revenue and cash collected. The decentralized billing and collection operations also resulted in dramatic extension of the cash cycle. Additionally, over several years, Rural/Metro completed several acquisitions that introduced additional complexity to payor mix, reimbursement levels and reimbursement timing. On December 31, 2013, Rural/Metro emerged from bankruptcy, upon which its former owner (Warburg Pincus) no longer had any ownership interest. However, field level operations performed well, prior to, during, and after the bankruptcy and were not a contributing factor. Since emerging from Chapter 11 bankruptcy protection, it has instituted a turnaround program with key initiatives identified to improve operations.

Strategic Initiatives Overview

After emerging from Chapter 11 bankruptcy, Rural/Metro enacted a structured turnaround program called “The Super 6” with specific, targeted cost savings. Key initiatives included (1) field optimization, (2) back end revenue cycle, (3) sales and marketing, (4) financial reporting, (5) front-end ambulance best practices and (6) organizational culture. The program has resulted in $16 million of actual savings in FY2014 with realized run-rate savings of $37 million as of Q4 2014.

As of August 1, 2014, Rural/Metro fully implemented a new billing system and transitioned billing and collections functions from in-house employees, to being outsourced by two third-party companies. As is typical with a billing system conversion, the backlog of transport services provided but not yet billed to payers increased during 2014 beginning in August. Due to difficulties encountered in implementing the new billing system, outsourcing to third parties and consolidating billing offices, Rural/Metro encountered cash collecting delays including invoicing payors, following up with payors on denial claims, correspondence and following up on other normal course accounts receivable activities.

Rural/Metro Historical Financials and MD&A

Results of Operations – Fiscal Year Ended December 31, 2014

Revenue: Rural/Metro generated net revenue of $609.2 million compared to net revenue of $642.0 million for the year ended December 31, 2013, representing a decrease of 5.1%.  Due to difficulties the Company encountered in implementing the new billing system, outsourcing to third parties and consolidating billing offices, the accounts receivable continues to experience delays in cash collection. Cash collections have been impacted by several process delays including invoicing payers, following up with payers on denial claims, correspondence, and following up on other normal course accounts receivable activities. As a result, during 2014, the Company reduced net revenue by $4.3 million for timely filing issues and established specific reserves of approximately $11.8 million related to an increase in aged receivables, increased denial rates and related matters.  In addition, Included in net ambulance fees for 2013 was a $27.5 million increase in reserves, which decreased net revenues, for contractual allowances and uncompensated care as a result of a change in estimate of the collection rates due to a shift in payer mix, rate increases in new business and lower collection trends. Transports were historically accurately measured at time of services. Average Patient Care (“APC”) was estimated for revenue recognition purposes, based on the prior 6 months actual cash collections. Therefore, when the company experienced deterioration in payor mix, this historical estimate of AP would not be an accurate portrayal of estimated collections.

Costs: Regular payroll, overtime and call in/fill in expenses decreased $25.3 million, in aggregate, from $304.9 million during 2013 to $279.6 million during 2014.  This decrease was primarily due to a decrease in headcount in the comparable periods and the impact of certain strategic initiatives implemented during 2014.  Other operating expenses decreased to $179,218 from $194,299 which represented a 7.8% decrease from 2013.  Included in legal, professional and consulting expenses during 2014 was approximately $3.4 million of costs related to business and process improvement initiatives and $1.3 million of costs incurred to address the process delays that arose as a result of the implementation of the new billing system and outsourcing of the billing and collections function that began on August 1, 2014.